Exhibit 99.1

FOR IMMEDIATE RELEASE

January 26, 2016

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media:        Brent Wilder (brent.wilder@huntington.com), 614.480.5875

Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES TO STRENGTHEN MIDWEST FRANCHISE WITH FINANCIALLY AND STRATEGICALLY ACCRETIVE MERGER WITH FIRSTMERIT CORPORATION

Columbus, Ohio and Akron, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) and FirstMerit Corporation (NASDAQ: FMER; www.firstmerit.com) jointly announced today the signing of a definitive merger agreement under which Ohio-based FirstMerit Corporation, the parent company of FirstMerit Bank, will merge into Huntington in a stock and cash transaction.  Based on the closing price of Huntington’s common shares on January 25, 2016 of $8.80, the total transaction value is approximately $3.4 billion, including outstanding options and other equity-linked securities.

The partnership brings together two companies who have served their respective communities for 150 years or more, meeting the banking needs of consumers and small and middle market businesses across the Midwest.  Huntington recently posted record earnings for 2015, including a 10% increase in net income and a 13% increase in earnings per common share, driven by ongoing growth in revenues, deposits, and lending.  FirstMerit today announced their 67th consecutive quarter of profitability, reflecting strong organic loan growth and continued balance sheet strength.  The pro forma company is expected to have nearly $100 billion in assets and will operate across an eight-state Midwestern footprint.  The combination will create the largest bank in Ohio, based on deposit market share.  Huntington will also expand its operations into the attractive new markets of Chicago and Wisconsin.

“We are very pleased to come together with FirstMerit to create a regional bank with added customer convenience, an enhanced portfolio of products for consumers and businesses, as well as strong market share.  I believe the strength of this deal is that both organizations already understand the needs and goals of our Midwestern customers and communities.  Our combined track records of service excellence and efficient financial management will add value for our collective shareholders, customers, communities, and colleagues,” said Steve Steinour, Huntington chairman, president, and CEO.

“Joining forces with Huntington will give us an opportunity to combine both companies’ commercial, small business, wealth, and consumer expertise while giving all of our customers greater access to services. We will also leverage our strong credit culture and continue our mutual tradition of community involvement to help our Midwest markets grow. We have every confidence that the integration with Huntington will be smooth and seamless for our customers and our communities, and are pleased with the commitments that Huntington has made to our employees and communities,” said Paul Greig, FirstMerit chairman, president, and CEO.

Under the terms of the definitive agreement, FirstMerit will merge with a subsidiary of Huntington Bancshares, and FirstMerit Bank will merge with and into The Huntington National Bank.  In conjunction with the closing of the transaction, four independent members of the FirstMerit Board of Directors will join the Huntington Board, which will be expanded accordingly.

Shareholders of FirstMerit Corporation will receive 1.72 shares of Huntington common stock, and $5.00 in cash, for each share of FirstMerit Corporation common stock.  The per share consideration is valued at $20.14 per share based on the closing price of Huntington common stock on January 25, 2016.

The transaction is expected to be completed in the third quarter of 2016, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Huntington and FirstMerit Corporation.

Huntington expects the acquisition to be accretive to earnings per share in 2017, excluding one-time merger-related expenses, and approximately 10% accretive to earnings per share in 2018, the first full year after all expected synergies are implemented.

Pro forma tangible capital equity to tangible assets (TCE ratio) is projected to be 7.1% at closing, and pro forma regulatory common equity Tier 1 ratio (CET1 ratio) is projected to be 8.7% at closing on a fully phased-in Basel III basis.  Huntington will not re-submit its 2015 CCAR capital plan, and intends to forgo the remaining $166 million of share repurchase capacity under its 2015 CCAR capital plan.  Huntington will include FirstMerit Corporation in its 2016 CCAR capital plan proposal and expects the plan will include share repurchases.

Goldman, Sachs & Co. served as financial advisor, and Wachtell, Lipton, Rosen, & Katz served as legal advisor to Huntington.  Sandler O’Neill + Partners, L.P. served as financial advisor, and Sullivan & Cromwell LLP served as legal advisor to FirstMerit and Jones Day served as legal advisor to FirstMerit’s Board of Directors.

Conference Call / Webcast Information

Huntington’s senior management will host a conference call on January 26, 2016, at 9:00 a.m. (Eastern Standard Time) to discuss the strategic and financial implications of the transaction.  The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (844) 318-8148; Conference ID# 38543166.  Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call.

About Huntington

Huntington Bancshares Incorporated is a $71 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 750 branches and more than 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

About FirstMerit Corporation

FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of approximately $25.5 billion as of December 31, 2015, and 366 banking offices and 400 ATM locations in Ohio, Michigan, Wisconsin, Illinois and Pennsylvania. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal affiliates include: FirstMerit Bank, N.A. and FirstMerit Mortgage Corporation

Caution regarding Forward-Looking Statements

This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction, the merger parties’ plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions, uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board, volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of Huntington’s business strategies, including market acceptance of any new products or services implementing Huntington’s “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB, and the regulatory approval process associated with the merger; the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and FirstMerit do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Huntington’s ability to complete the acquisition and integration of FirstMerit successfully; and other factors that may affect future results of Huntington and FirstMerit. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended September 30, 2015, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC, and in FirstMerit’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended September 30, 2015, each of which is on file with the SEC and available in the “Investors” section of FirstMerit’s website, http://www.firstmerit.com, under the heading “Publications & Filings” and in other documents FirstMerit files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Huntington nor FirstMerit assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Important Additional Information

In connection with the proposed transaction, Huntington will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of Huntington and FirstMerit and a Prospectus of Huntington, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving Huntington and FirstMerit will be submitted to FirstMerit’s stockholders and Huntington’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS OF HUNTINGTON AND STOCKHOLDERS OF FIRSTMERIT ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT

DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Huntington and FirstMerit, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Huntington Investor Relations, Huntington Bancshares Incorporated, Huntington Center, HC0935, 41 South High Street, Columbus, Ohio 43287, (800) 576-5007 or to FirstMerit Corporation, Attention: Thomas P. O’Malley, III Cascade Plaza, Akron, Ohio 44308, (330) 384-7109.

Participants in the Solicitation

Huntington, FirstMerit, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Huntington’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 12, 2015, and certain of its Current Reports on Form 8-K.  Information regarding FirstMerit’s directors and executive officers is available in its definitive proxy statement, which was filed with SEC on March 6, 2015, and certain of its Current Reports on Form 8-K.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.  Free copies of this document may be obtained as described in the preceding paragraph.

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